Exhibit 10. 2

Exhibit I

United States Reseller Agreement

Between

Sycamore Networks, Inc.

And

Sprint Communications Company, L.P.

Government Systems Division

Global Information Grid

Bandwidth Expansion (GIG BE)

Hardware And Software

Technical Package

Sprint-Sycamore Proprietary Information

This Exhibit I, effective February 25, 2004 is made between Sprint Communications Company, L.P., Government Systems Division (hereinafter known as “Sprint” or “Prime Contractor), a Delaware limited partnership with principal offices in Herndon, Virginia, and Sycamore Networks, Inc. (“Sycamore or “Supplier”), a Delaware Corporation, with principal offices in Chelmsford, MA and is attached to and incorporated under the to the United States Reseller Agreement between Sycamore Networks, Inc. and Sprint Communications Company, L.P. Government Systems Division effective January 6, 2004 the (“Reseller Agreement”). The effort to be performed by Sycamore under this Exhibit will be part of Sprint’s Subcontract Agreement with Science Applications International Corporation’s (“SAIC”) Prime Contract # DCA200-02-D-5001 (“Prime Contract”) that has been issued by Defense Information Systems Agency (“Customer”). The Work, defined in Attachment II (Statement of Work and Schedule) will be performed on a Indefinite Delivery/Indefinite Quantity basis, with task orders awarded using one of three Exhibit types: Firm Fixed Price, Time & Materials, and Fixed Price/Level of Effort, in accordance with Schedule A (Specific Terms and Conditions) and any referenced document in section 22.0 of this Exhibit.

SCHEDULE - A - SPECIFIC TERMS AND CONDITIONS

1.0	Definitions

The terms defined below have the meanings ascribed to them herein and include the plural as well as the singular.

Sprint shall mean Buyer.

Exhibit shall mean this Schedule A and all exhibits and attachments hereto.

Backwards Compatibility means the referenced prior Software Feature Enhancement revision level(s) of the applicable Equipment/Hardware remain fully functional after the integration with the respective [*] succeeding Software Feature Enhancement revision levels and that after such integration the prior Software Feature Enhancement revision level(s) do not lose any functionality and the new revision level(s) interoperates with all functionalities of the prior [*] Software Feature Enhancement revision levels.

EFI&T Services means engineering, furnishing, installation, and testing services.

Equipment Feature Enhancement means (i) feature enhancements that materially improve functionality or performance of Equipment/Hardware and that Supplier markets as separate commercially available product or (ii) custom developed features for Customer or another customer of Supplier.

Equipment/Hardware means Supplier network Equipment/Hardware including but not limited to data processing and similar Equipment/Hardware, and also includes options, accessories and attachments for more basic Equipment/Hardware. Equipment/Hardware includes as a component thereof any Media fixedly embedded therein in that it is not normally replaced except for maintenance and repair. Equipment/Hardware may include in its meaning, depending upon context, a system or systems consisting of tangible Equipment/Hardware and intangible Software.

Equipment Modifications means any patch, fix, alteration, improvement, correction, revision, release, new version or any other change to the Equipment that is required to address a field-affecting change, except for Equipment Feature Enhancements.

Sprint-Sycamore Proprietary Information	2

Hourly Services means those services set out in Attachment I for which Sycamore will invoice and Sprint will pay on a fixed price, hourly basis.

Maintenance Services has the meaning specified in Section 8.1 hereof.

Media or Medium means any document, print, tape, disc, tool, semiconductor chip or other tangible information-conveying item.

Order means Sprint’s form of purchase order used for the purpose of ordering Equipment/Hardware, Software and/or Services.

Services means individually and collectively, any of the services set forth under this Exhibit that Sprint may obtain from Sycamore including but not limited to maintenance, engineering, installation, training, data management, program management, project management, commissioning, testing, Maintenance Services, EFTI&T Services, Hourly Services, technical assistance service with respect to products and installation, and consulting.

Software means intangible information constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs, the foregoing being provided to Sprint by way of electronic transmission or by being fixed in Media furnished to Sprint.

Software Feature Enhancement means (i) feature enhancements that materially improve functionality or performance of Software and that Sycamore markets as a separate commercially available product or (ii) custom-developed features for Customer or another customer of Sycamore. A Software Feature Enhancement in Sycamore’s revision level numbering convention is denominated by the second character of its numbering system. For example, in the Revision Level 6.2.1, the “Software Feature Enhancement” number is “2”.

Software Upgrade means any commercially available upgrade, enhancement, modification, patch, fix, alteration, improvement, correction, revision, release, new version or any other change to the Software or Documentation, except for Software Feature Enhancements. A Software Upgrade in Sycamore’s Revision Level numbering convention is denominated by the third character of its numbering system. For example, in the Revision Level 6.2.1, the “Software Upgrade” number is “1”.

Software Source Material means information consisting of all intangible source programs, technical documentation and other information required for maintenance, modification or correction of the most current version of the Software supplied to Sprint.

Specifications means the SOW, as set forth in Attachment (II) hereto, or if not so set forth, shall mean Sycamore’s current applicable published specifications and user documentation for the deliverable as of the date of the Exhibit and any additional specifications furnished by Sprint and accepted by Sycamore.

Use means use by any individual having authorized access to the computer on which the Software is operated.

Work means (1) the provision of maintenance or other Services under this Exhibit and (2) the subject matter of Services called for by any Order or specifications.

Sprint-Sycamore Proprietary Information	3

2.0	Indefinite Quantity

(a) The term of this Exhibit shall commence upon the date of issuance of the initial Order (“the Effective Date”) and shall terminate on [*] unless Sprint exercises its option to extend the period of performance or otherwise change this Exhibit in accordance with paragraph 5.0. These dates are set to coincide with the current period of performance under SAIC’s Prime Contract.

(b) The quantities, if any, of Equipment/Hardware, Software, hours or Services specified in Attachment (I) are estimates only and are not purchased under this Exhibit. All prices and rates shall be fixed for the term of this Exhibit except for EFI&T services pricing which will be negotiated and mutually agreed to by the parties on a node-by-node basis. Prices for Services ordered pursuant to the terms of this Exhibit shall apply only to work to be performed in the 48 contiguous states and the District of Columbia unless mutually agreed to in writing.

(c) Delivery or performance shall be made only as authorized by Orders issued in accordance with clause 5.1--- PURCHASE ORDERS --- below. Sycamore shall furnish to Sprint, when ordered, the Equipment/Hardware, Software, hours or Services specified in Attachment (II). Except for Services, there are no minimum or maximum amounts.

(d) There is no limit on the number of orders that may be issued under this Exhibit. Sprint may issue orders requiring delivery to multiple destinations or performance at multiple locations in accordance with Section 6.2.

(e) Any order issued but not completed during the effective period of this Exhibit shall be completed by Sycamore within the time specified under the associated Order. The Exhibit shall govern Sycamore’s and Sprint’s rights and obligations with respect to the associated Order to the same extent as if the Order were completed during the Exhibit’s effective term; provided, that Sycamore shall not be required to make any deliveries under this Exhibit or associated Orders issued after [*], unless option years are exercised by Sprint.

(f) Exclusivity of supply is neither implied nor intended and Sprint is free to purchase the same or similar services from sources other than Sycamore.

(g) Sprint may substitute new technology services or current services of other suppliers that offer price/performance benefits in place of those Services included in Attachment (I).

2.1	Labor Rates

Sycamore’s hourly labor rates for Hourly Services that will be effective through the period of performance under this Exhibit are set out in Attachment (I) [*].

These hourly rates for Hourly Services shall remain fixed for the period of performance under this Exhibit.

2.2	Inspection and Acceptance

Sprint will inspect, [*] business days of delivery. Such acceptance [*]. Except for those circumstances specified in [*].

Sprint-Sycamore Proprietary Information	4

2.2.1	Equipment/Hardware/Software

(a)	Definition. “Supplies” as used in this clause, includes but is not limited to raw materials, components, intermediate assemblies, end products, and lots of supplies. As used in this Exhibit, “acceptance” shall occur in accordance with Section 2.2 above.

(b)	Sycamore shall provide and maintain an inspection system acceptable to Sprint covering supplies under this Exhibit and shall tender to Sprint for acceptance only supplies that have been inspected in accordance with the inspection system and have been found by Sycamore to be in conformity with the Exhibit requirements. As part of the system, Sycamore shall prepare records evidencing all inspections made under the system and the outcome under this Exhibit. These records shall be kept complete and made available to Sprint during Exhibit performance and until 3 years after final payment under this Exhibit or any Order. Sprint may perform reviews and evaluations as reasonably necessary to ascertain compliance with this paragraph. These reviews and evaluations shall be conducted in a manner that will not unduly delay any of the Exhibit Work. The right of review, whether exercised or not, does not relieve Sycamore of its obligations under the Exhibit and/or as agreed to by the parties.

(c)	Sprint has the right to inspect and test all supplies called for under the Exhibit, to the extent practicable, at all reasonable places and times, including the period of manufacture, and in any event before acceptance. Sprint shall perform inspections and tests in a manner that will not unduly delay the Work. Sprint assumes no obligation to perform any inspection and/or test for the benefit of Sycamore unless specifically set forth elsewhere under this Exhibit and/or as agreed to by the parties.

(d)	If Sprint performs inspection or test on the premises of Sycamore or a lower-tier subcontractor, Sycamore shall furnish, and shall require the lower-tier subcontractor to furnish, at no increase in the Exhibit price, all reasonable facilities and assistance for the safe and convenient performance of these duties. Except as otherwise provided under the Exhibit, Sprint shall bear the expense of Sprint inspections or tests made at other than Sycamore’s or the lower-tier subcontractor’s premises; provided, that in case of rejection, Sprint shall not be liable for any reduction in the value of inspection or test samples.

(e)	(1) When supplies are [*] at the time specified by Sycamore for [*] Sprint may [*]. (2) Sprint may [*].

(f)	[*] of items which are not in accordance with the instructions and terms and conditions under this Exhibit, [*] or Sycamore’s express warranty. [*] in accordance with Section 2.2 above [*] including any packaging, handling, and transportation charges both ways. [*] shall be made unless specified by Sprint in writing to Sycamore.

(g)	[*] shall remove supplies [*]. However, [*] may [*] in place, promptly after notice, [*]. Sycamore shall not [*] without disclosing the [*], and, when required, shall disclose the [*] taken.

(h)	If Sycamore [*], Sprint may either; [*] Unless Sycamore [*] Sprint may require their [*] Failure for the parties to agree to a [*] shall be a dispute under the Exhibit. If this Exhibit provides for the performance of Sprint quality assurance at source, and if requested by Sprint, Sycamore shall furnish advance notification of the time (1) when Sycamore inspection or tests will be performed in accordance with the terms and conditions under the Exhibit; and (2) when the supplies will be ready for Sprint inspection.

Sprint-Sycamore Proprietary Information	5

(i)	Sprint’s request shall specify the period and method of the advance notification and the Sprint representative to whom it shall be furnished. Requests shall not require more than [*] of advance notification if the Sprint representative is in residence in Sycamore’s plant, nor more than [*] in other instances.

(j)	Inspections and tests [*].

(k)	Acceptance shall be [*].

(l)	[*], in addition to any other rights and remedies provided by law, or under other provisions of this Exhibit, shall have the right to require [*] and in accordance with a reasonable delivery schedule as may be agreed upon between Sycamore and Sprint; provided, that [*] such delivery schedule, or (ii) within a reasonable time after [*] When supplies are [*],[*] shall bear the transportation cost from the original point of delivery to Sycamore’s plant and return to the original point when that point is not Sycamore’s plant. If [*] to perform or act as required in (1) or (2) above and [*] within a period of [*] days (or such longer period as [*] Sprint shall have the right under this Exhibit or otherwise [*]

2.3	Services

If any of the Services do not conform with Exhibit requirements, [*] to perform the Services [*]. When the defects in services cannot be corrected by re-performance, [*] that future performance conforms to Exhibit requirements; and (2) [*] of the particular services performed.

If Sycamore [*] in conformity with Exhibit requirements, [*]; (1) by subcontract or otherwise, perform the services and [*] that is directly related to the performance of such service; or (2) [*] under the Exhibit for default.

2.4	Invoices

2.4.1a - Material Invoices

Invoices shall be prepared in duplicate in accordance with the requirements of the Reseller Agreement.

2.4.1b – Labor Invoices

Invoices shall be prepared in duplicate and contain the following information; Order number, subproject number (if applicable), labor categories, hourly rates, labor hours, extended totals by category, material and other direct costs detail shall be separated from labor costs. Invoices must be submitted within thirty (30) calendar days after the close of each billing period.

Invoices will be mailed to the address identified in the Reseller Agreement.

[*]. The following statement will be executed for all invoices whose billing rates are based on Hourly Services [*], “I have reviewed the [*] whose labor costs are being invoiced hereunder and hereby [*].”

Sprint-Sycamore Proprietary Information	6

2.4.4	Payment

(a)	Sprint shall pay Sycamore in accordance with the terms of the Reseller Agreement, except that Sprint may make any adjustments in Sycamore’s invoices due to shortages, late delivery, rejections, or other failure to comply with the requirements under this Exhibit before payment provided Sprint has fully disclosed to Sycamore prior to any adjustment the nature and rationale for such adjustment.

(b)	Hourly rate. The amounts shall be computed by multiplying the appropriate hourly rates in Section 2.1 by the number of direct labor hours performed. Invoices may be submitted once each month to Sprint. Sycamore shall substantiate invoices by individual daily job time cards. Sprint shall review, and accept or reject Sycamore’s invoices within [*] business days of receipt and shall pay the invoice within [*] days after receipt by Sprint. Overtime rates are not authorized unless negotiated and approved by Sprint in writing.

(c)	Travel and Expenses in accordance with Joint Travel Regulation will be reimbursed on an actual-cost basis in accordance with consistently applied Generally Accepted Accounting Principles.

(d)	Total cost. It is estimated that the total cost to Sprint for the performance of Hourly Services under any Order shall not exceed the ceiling price included in that Order. Sycamore agrees [*] the Hourly Services Work within the ceiling price of the applicable Order. If at any time Sycamore has reason to believe that the total price to Sprint for the Hourly Services included in any Order will be substantially greater or less than the ceiling price, Sycamore shall notify Sprint and provide a revised estimate for performing the Work authorized by that Order

2.5	Audit

With respect to Hourly Services and travel and related expenses, at any time before final payment Sprint may request and perform an audit of the invoices and substantiating material. Each payment previously made shall be subject to reduction to the extent of amounts [*] not to have been properly payable in accordance with the payment terms under this Exhibit. Audit may include individual daily job time cards, expense reports, or other documentation to substantiate supporting invoiced amounts.

3.0	Warranty

Sycamore represents and warrants (1) that [*] for the goods and/or services purchased pursuant hereto shall be [*] of such goods or services; (2) that all goods and services delivered pursuant hereto [*], unless otherwise specified, [*]; (3) that the goods covered by this Exhibit are [*], if so intended and will be provided in accordance with Sycamore’s [*] described herein. All representations and warranties of Sycamore together with its Equipment/Hardware, Software and Service warranties and guarantees, if any, shall [*]. All warranties [*] delivery, inspection, acceptance, or payment by Sprint.

3.0.1	Equipment/Hardware Warranty

Sycamore warrants that all Equipment/Hardware purchased by Sprint under this Exhibit shall be free from defects in material and workmanship and materially conform to Sycamore’s then-current published Specifications (at time of shipment) for the most current release of such Equipment/Hardware for a period of [*] from the date of shipment by Sycamore. During the warranty period, as Sprint’s sole and exclusive remedy, Sycamore will, at its option and expense, repair, modify or replace the Equipment/Hardware, part or component after the defective product

Sprint-Sycamore Proprietary Information	7

has been returned to Sycamore. To obtain warranty service, Sprint must return the Equipment/Hardware, part or component to Sycamore’s factory after receiving a Return Materials Authorization Number. During warranty, Sycamore at its option will ship repaired or replacement FRUs to Sprint on an advance replacement basis; all eligible Advance Exchange Return Material Authorization (RMA) requests for replacement products received before 3:00 p.m. Eastern Time (Monday-Friday on a Sycamore business day) will be shipped at Sycamore’s expense the same day to the designated location; all eligible Advance Exchange Return Material Authorization (RMA) requests made after 3:00 p.m. Eastern Time (Monday-Friday on a Sycamore business day) will be shipped at Sprint’s expense the following Sycamore business day to the designated location. The warranty on repaired, modified, or replaced Equipment/Hardware shall be (i) the remainder of the original warranty period or (ii) [*], whichever is longer. This Equipment/Hardware warranty does not, however, apply to any product which (i) has been altered, except as authorized in writing by Sycamore, (ii) has not been installed, operated, repaired or maintained in accordance with any Sycamore installation, handling, maintenance or operating instructions, (iii) has been subjected to unusual physical or electrical stress, misuse, negligence, or accident or (iv) is being used with products with which it was not designed to operate. Sprint’s sole and exclusive remedy shall be limited to the express remedies set forth in the warranty.

3.0.2	Software Warranty

Sycamore warrants that with normal use and service each Software or firmware product shall materially conform to Sycamore’s then-current published Specifications (at time of shipment) for the most current release of such Software or firmware product for a period of [*] from the date of shipment by Sycamore. During the warranty period, as Sprint’s sole and exclusive remedy, Sycamore will either (i) use commercially reasonable efforts to provide, on a non-priority basis, correction or workaround of the problem by means of telephone support, including patches, corrective software releases or other means reasonably determined by Sycamore to correct a Software product’s failure to conform to the warranty, provided that Sprint has notified Sycamore in writing of the nature of the non-conformity; or (ii) replace the Software product with a software product meeting Sycamore’s then-current published Specifications. This warranty shall not apply if any Software or firmware product has been (i) modified or altered by anyone other than Sycamore, (ii) abused or misapplied, (iii) used in combination with hardware or software other than Sycamore manufactured products for which it was designed; or (iv) the alleged defect is due to causes not within Sycamore’s reasonable control. The warranty period for the replaced product shall be [*] from the date of shipment of the replaced product or the remainder of the Warranty Period of the original unit, whichever is greater. Sprint’s sole and exclusive remedy shall be limited to the express remedies set forth in the warranty. In no event does Sycamore warrant that the use of Software or firmware products will be error free or uninterrupted, or that all program errors will be corrected; Sycamore does not warrant compatibility of software with software or hardware of any kind or source.

Standard Software Warranty includes:

•	[*] including applicable documentation, are available either electronically (www.sycamorenet.com) or on physical media (CD, etc.) during the software maintenance period.

•	[*] as it becomes available for general release, relating to [*].

Sprint-Sycamore Proprietary Information	8

Sycamore warrants, except as stated in Sycamore’s published Specifications, that any Software provided to Sprint by Sycamore shall, to Sycamore’s knowledge as of the date of this Exhibit: (a) contain no hidden files; (b) not replicate, transmit, or activate itself without control of a person operating computing equipment on which it resides; (c) not alter, damage, or erase any data or computer programs without control of a person operating the computing equipment on which it resides; or (d) contains no encrypted embedded key unknown to customer, node lock, time-out or other function, whether implemented by electronic, mechanical or other means, which restricts or may restrict use of access to any programs or data developed, based on residency on a specific hardware configuration, frequency of duration of use, or other limiting criteria.

3.0.3	Services Warranty

Sycamore warrants that Services will be performed in a workmanlike manner in accordance with standards generally accepted in the industry. As Sycamore’s sole obligation and Sprint’s exclusive remedy, Sycamore will re-perform, at no charge, any Service which fails to materially conform to this warranty provided Sycamore is notified in writing of the non-conformance within [*] of the performance of the non-conforming service.

[*].

Sprint shall have the right to require, at any time, that Sycamore offer under this Exhibit [*] available to Sycamore’s commercial customers. In this way, Sprint seeks to ensure that it can obtain the benefits of [*] components currently under the Exhibit.

When requested or offered, Sycamore shall provide, [*], a proposal for the [*] proposals shall be submitted in accordance with [*]. Proposals shall include [*] sufficient to evaluate each [*] Each [*] must correspond with an existing [*] and satisfy all original mandatory requirements in the Specification under this Exhibit. Prices offered shall reflect the [*] established in the Exhibit for each [*] or the [*] of such goods or services, whichever is [*].

5.0	Options To Extend The Term Of The Exhibit

This Exhibit is renewable at the prices stated in Attachment (I) to the Exhibit, at the option of Sprint, by giving written notice of renewal to Sycamore by the first day of October of each year. Sprint may only elect not to renew this Exhibit if and to the extent that SAIC fails to renew Sprint’s subcontract with SAIC with respect to the provision of Sycamore’s Equipment/Hardware, Software and/or Services. The term of this Exhibit, as renewed, shall be deemed to include this option provision. However, the term of this Exhibit, including the exercise of any options under this clause, shall not exceed [*].

[*]	[*]	[*]
Base [*]	N/A	From Award through [*]
Option [*] 1	Starting [*]	[*] from Base Period [*]
Option [*] 2	Starting [*]	[*] from Option Year 1 [*]
Option [*] 3	Starting [*]	[*] from Option Year 2 [*]
Option [*] 4	Starting [*]	[*] from Option Year 3 [*]

Sprint-Sycamore Proprietary Information	9

First Award Term Period (if earned)	Starting [*]	[*] following Option Year 4 [*]
Second Award Term Period (if earned)	Starting [*]	[*] following the first award term [*]
Third Award Term Period (if earned)	Starting [*]	[*] following the second award term [*]
Fourth Award Term Period (if earned)	Starting [*]	[*] following the third award term [*]

5.1	Purchase Orders

(a)	Only Sprint’s authorized Supply Chain Management Representative is authorized to place Orders under this Exhibit.

(b)	All Orders issued hereunder are subject to the terms and conditions of this Exhibit. The Exhibit shall control in the event of conflict with any Order. When received, an Order shall be “issued” for purposes of this Exhibit at the time Sycamore receives an electronic copy, or, if transmitted by other means, when physically delivered to Sycamore.

(c)	The proposal shall include Equipment/Hardware, Software and Services, in accordance with the pricing contained in Attachment (I). Additionally, a time and materials proposal shall contain the number of hours required for performance of the task. The proposal must identify and justify use of all non-labor cost elements such as travel. It must also identify any Government-Furnished Information (GFI) required for performance. If travel is specified in the statement of work (SOW), airfare and per diem rates by total days, number of trips and number of Sycamore’s employees traveling shall be included in the cost proposal.

(d)	In addition to any other data that may be called for under the Reseller Agreement, the following information shall be specified in each Order, as applicable:

•	Date of order

•	Exhibit and order number

•	Statement of work

•	Period of performance

•	Place of performance

•	Acceptance criteria

•	Sprint furnished material/value

•	Estimated categories/hours

•	Not-To-Exceed Price

*	H/W, S/W Ordered & Prices

(e)	The information contained in each EFI&T, Maintenance or Hourly Services Order respecting labor categories/hours, period of performance, and the Not-To-Exceed (NTE) or fixed Price shall be the result of either Sprint’s estimate of the number of hours for an Hourly Services Order, the prices established in the Exhibit or the negotiated fixed price reached by the parties in advance of Order issuance. Provided Maintenance Services have been ordered by SAIC, each Equipment/Hardware Order shall contain a line item for Maintenance Services.

(f)	Upon receipt of the Order, if Sycamore considers the labor categories/hours, period of performance for the Services, or the Not-To-Exceed or fixed Price to be unreasonable or inaccurate, it shall promptly notify Sprint in writing, stating why it considers unreasonable or inaccurate the labor categories/hours, period of performance, or the applicable Not-To-Exceed or fixed Price. Notwithstanding this notification, Sycamore shall, without delay, provide the Services ordered and accomplish the Work to the [*] subject to the provisions at [*] and [*]. Provided, however, that, with respect to any Hourly Services Order, in no event shall Sycamore be [*].

Sprint-Sycamore Proprietary Information	10

(g)	Orders may only be modified in writing by Sprint’s Supply Chain Management Representative and Sycamore. Modifications to Orders shall include the information set forth in paragraph (c) above, as applicable. Sprint’s Supply Chain Management Representative in emergency circumstances may modify orders orally. Oral modifications shall be confirmed by issuance of a written modification within [*] from the time of the oral communication modifying the Order. Sycamore has the right to rely on oral communications until either confirmation or denial of such modification is made in writing. Sprint shall pay Sycamore for all work completed up to the effective date of Sprint’s written denial of any oral modification to Orders, or parts thereof, upon which Sycamore has initiated work.

5.2	Notice Regarding Late Delivery

In the event Sycamore anticipates difficulty in complying with the delivery dates, Sycamore shall [*] notify Sprint orally and in writing (Email is preferred) giving pertinent details, including the date by which Sycamore expects to make delivery. This data shall be informational in nature, and Sycamore shall not construe receipt of this information as a waiver by Sprint of any schedule, rights or remedy under this Exhibit.

5.3	Statement of Purchases.

Sycamore agrees to sell and Sprint agrees to purchase Equipment/Hardware, Software and Services, in accordance with the terms and conditions stated in this Exhibit and the Reseller Agreement. Equipment/Hardware, Software and Services are collectively referred to as “Deliverables”. Deliverables furnished under this Exhibit will be on an “as ordered” basis. Sprint has no obligation to purchase Deliverables.

5.4	Survival of Obligations

Notwithstanding any other provision of this Exhibit, it is agreed that certain obligations of the parties as stated under this Exhibit, which by their nature would continue beyond the termination, cancellation, or expiration of this Exhibit, shall survive termination, cancellation or expiration of this Exhibit. Such obligations include, by way of illustration only and not limitation, those contained in the clauses herein entitled INDEMNITY, INSURANCE and RELEASES VOID, and Sycamore obligations under sections identified as INTELLECTUAL PROPERTY RIGHTS and WARRANTY.

6.0	Ordering and Delivery

6.1	Form of Order

Each Order shall be deemed to incorporate the terms and conditions of this Exhibit and the Reseller Agreement. Sycamore shall provide to Sprint an acknowledgment of receipt of each Order in electronic or written format within [*] after its receipt. Sycamore [*] Sprint if at any time it determines it is unable to fulfill the Order or any of the conditions or requirements of the Order. Such notification shall be oral followed by written confirmation within [*] of receipt of the Order. However, such notification by Sycamore shall not in any case affect Sprint’s rights and remedies available under this Exhibit, the Reseller Agreement or otherwise for Sycamore’s failure or inability to comply with any Order under this Exhibit. In the absence of such notification, the Order shall be deemed accepted [*] business days after Sycamore’s receipt of the Order. Sycamore shall not reject any Order, which complies with the terms under this Exhibit.

Sprint-Sycamore Proprietary Information	11

6.2	Shipping

Unless otherwise directed, all Equipment/Hardware/Software, under this Exhibit, will be shipped via [*] to a Sprint or SAIC location within the contiguous 48 states that will be identified at a later date.

Sycamore shall use DD Form 250 for shipping to Sprint or SAIC, acceptance of [*] and for initiation of [*] which runs from the date of shipment by Sycamore. Sprint will provide guidance to Sycamore on the proper [*] the DD Form 250. Sycamore shall ensure that [*] are accessible without the necessity for [*]. Sycamore can either package so that opening of the carton flap or employing a tear-away perforation tactic will expose the serial number. Sycamore shall also ensure serial number is labeled on the shipping container for easy accountability during transshipment.

All Equipment/Hardware/Software will be shipped from Sycamore to Sprint or SAIC with bar-coding. Sycamore will provide Sprint with the specific bar-coding convention to be used with its Equipment/Hardware/Software shipments.

6.3	CFC Packaging

Sycamore shall abide by the applicable laws and guidelines covering commercial packaging, packing, and shipping within the continental United States. If requested on the Order material shall be packed for transshipment, to include overseas, ensuring acceptance by common carrier and safe delivery at destination. Containers and closures shall comply with the Interstate Commerce Commission regulations, Uniform Freight Classification Rules, or regulations of other carriers as applicable to the mode of transportation.

Sycamore warrants that all packaging materials furnished under this Exhibit and all packaging associated with material furnished under this Exhibit were not manufactured using and do not contain chlorofluorocarbons. “Packaging,” means all bags, wrappings, boxes, cartons and any other packing materials used for packaging. Sycamore shall indemnify and hold Sprint harmless for any liability, fine or penalty incurred by Sprint to any third party or Sprint’s customer arising out of Sprint’s good faith reliance upon said warranty. Packaging shall be in accordance with the SOW, Integrated Logistics and Support (“ILS”) paragraph 4.6.2.3 titled, Product Supply Support.

6.4	Delivery Intervals

Sprint shall specify the delivery date for Equipment/Hardware and, if applicable, the job completion date for Services, on the Order. After Sycamore has acknowledged and accepted the Order in accordance with the clause FORM OF ORDER, and if Sycamore exceeds the agreed to delivery or EFI&T Services job completion date, then in addition to all other rights and remedies at law or equity or otherwise, and without any liability or obligation of Sprint, Sprint shall have the right to: (a) cancel such Order in whole or in part if Sprint is in receipt of a similar notification from SAIC that cancels Sprint’s order in whole or in part for the same Hardware/Equipment, Software or Services, or (b) extend such delivery or job completion date to a later date, subject, however, to the right to cancel as in (a) preceding if delivery is not made or performance is not completed on or before such extended delivery or job completion date. If Sprint elects to extend such Equipment/Hardware delivery or EFI&T job completion date, Sycamore agrees to absorb the difference between the charges to ship normal transportation and the charges to ship premium overnight. Sycamore agrees not to deliver Deliverables prior to the agreed upon delivery date without Sprint’s prior written authorization. Sycamore agrees to meet the following delivery intervals:

Equipment/Hardware and Maintenance Services

Furnish only (includes configuration validation): [*].

Sprint-Sycamore Proprietary Information	12

7.0	Purchase of Product

7.1	Documentation

In addition to any requirements for Sycamore to furnish documentation set forth elsewhere under this Exhibit, Sycamore agrees to furnish, at no charge, three full sets of product documentation in CD-ROM form or other form as designated by Sprint, and any succeeding changes thereto, applicable to Deliverables furnished hereunder. Sprint may use, reproduce, and distribute any such product documentation in support of the GIGBE Program and transfer the right to do so to SAIC. Sprint agrees to reproduce Sycamore’s copyright notice contained on any documentation reproduced without change by Sprint and agrees to secure a similar representation from SAIC.

Sycamore shall, with each shipment by Sycamore to Sprint, include all manuals covering the installation, operation and maintenance of the Deliverables shipped. All documentation and any subsequent changes or updates shall reference Sycamore’s serialized numbers, issue numbers and date of issue. Documentation updates shall be made available to Sprint without additional cost via distribution or Sycamore web site.

Sycamore agrees to maintain a mailing list of Sprint’s recipients of such documentation without charge to Sprint.

7.2	Training

Training will be provided in accordance with Attachment (I).

7.3	Sycamore Testing

7.3.1 Engineering Integration Evaluation Testing (EIE)

The EIE Testing phase of the GIG BE Program is described in detail in the GIG BE solicitation document. The results of the EIE Testing phase will determine what, if any, Equipment/Hardware/Software may be ordered by Sprint under this Exhibit. Sycamore shall support EIE Testing as may be reasonably necessary. Engineering support provided by Sycamore for the EIE Testing phase shall be [*].

7.3.2 Factory Testing

In addition to any other tests to be requested by Sprint as set forth under this Exhibit, Sycamore is responsible for the performance of standard factory production tests. Such tests shall be performed in accordance with Sycamore’s normal testing and quality control procedures for Deliverables of the type purchased hereunder in order to insure that the Deliverables provided hereunder meet all applicable specifications. At the request of Sprint, Sycamore shall furnish a copy of its test plans and quality control procedures to Sprint prior to initiating any such testing and Sprint, at its expense, may witness any of the testing by giving prior notice to Sycamore. Sycamore also agrees to maintain detailed records of all such tests and to provide Sprint, if requested, with written results of these tests.

In the event that the Deliverables fail to meet the applicable specifications and test requirements, [*]. If failure rates experienced during these tests or Sprint’s testing becomes unsatisfactory, [*].

Sprint-Sycamore Proprietary Information	13

If Sycamore is unable or unwilling to correct, at Sycamore’s expense, any deficiencies found during testing provided [*] or such longer period as may be mutually agreed upon, Sprint, at its option, shall be relieved of all responsibilities under this Exhibit except for payment for any Deliverables that have been received by Sprint and have satisfactorily passed all applicable testing, certification, and obligations set forth in Section 5.4.

7.4	FCC Registration

If Deliverables furnished under this Exhibit are subject to Part 68 of the Federal Communications Commission’s Rules and Regulations, as amended from time to time, Sycamore warrants that such Deliverables furnished hereunder are registered under and comply with Part 68 of the Federal Communications Commission’s Rules and Regulations, including, but not limited to, all labeling and customer instruction requirements.

7.5	Radio Frequency Standards

Deliverables furnished hereunder shall comply, to the extent applicable, with the requirements of Part 15 of the Federal Communication Commission’s Rules and Regulations, as amended from time to time, including those Sections concerning the labeling of such Deliverables and the suppression of radio frequency and electro-magnetic radiation to specified levels. Should the Deliverables during use generate harmful interference to radio communications, Sycamore shall provide to Sprint information relating to methods of suppressing such interference. In the event such interference cannot reasonably be suppressed, Sycamore shall, at the option of Sprint, accept return of the Deliverables and refund to Sprint the price paid for the Deliverables. The Sycamore SN16000 complies with the requirements of FCC part 15 for Class A equipment. Methods to mitigate noise are provided in the FCC information section of the Sycamore User Install guide. Nothing herein shall be deemed to diminish or otherwise limit Sycamore’s warranty obligations under this Exhibit.

7.6	Marking

All material furnished under this Exhibit shall be marked for identification purposes in accordance with the specifications set forth under this Exhibit and as follows. (Reference ILS paragraph 4.6.2.3 in the SOW, Product Supply Support.)

a)	with Sycamore model/serial number; and

b)	with month and year of manufacture; and

c)	other marking in accordance with industry standards as set forth in the most current issues of Bellcore Documents #TR-STS-000383, and #GR-485-CORE, as amended from time to time, and Common Language Equipment/Hardware Identification Code (CLEI) requirements

d)	Sycamore shall ensure serial numbered Equipment/Hardware is accessible without the necessity for removal from packaging or such other method as may be approved by Sprint. Sycamore can either package so that opening of the carton flap or employing a tear-away perforation tactic will expose the serial number or such other method as may be approved by Sprint. Sycamore shall also ensure serial number is labeled on the shipping container for easy accountability during transshipment.

e)	In addition, Sycamore agrees to add any other identification which might be requested by Sprint such as but not limited to distinctive marks conforming to Sprint’s serialization plan.

Sprint-Sycamore Proprietary Information	14

Charges, if any, for such additional identification marking shall be as agreed upon by Sycamore and Sprint.

[*].

Sycamore must provide written notification to Sprint no less than [*] in advance of Sycamore’s intended date to [*] of the Deliverables provided hereunder or to [*] If Sycamore’s lower-tier subcontractor terminates production of a component of the Deliverables, Sycamore will [*] provided however, that Sycamore reserves the right to [*] Within [*] of notification of [*] Sprint will provide written notification to Sycamore that it concurs with Sycamore’s decision or that it intends [*] Unless otherwise agreed to, the framework for that agreement is that [*]

[*].

[*] modifications to the Deliverable(s), and procedures for implementing them on a timely basis. Sycamore will [*] notify Sprint by telephone and/or email of [*]. Sycamore will [*], provide Documentation that properly provides for the successful implementation of the Software Upgrade or Equipment Modifications.

[*].

[*].

[*].

[*].

8	Technical Support and Maintenance

8.1	Maintenance and Support Services

Sycamore shall provide Equipment/Hardware and Software maintenance and support services (“Maintenance Services”) reference [*], “Product Operations Support”—Maintenance and Support Services, attached hereto and made a part hereof under the terms and conditions set forth under this Exhibit, (a) [*] during the applicable warranty period, and (b) at the prices for Maintenance Services rendered by Sycamore after the applicable warranty period. The Maintenance Services shall be performed [*], and shall be performed in accordance with the terms of Attachment (I) to this Exhibit.

Sycamore will keep on file with Sprint, a list of specified personnel with current work and home telephone and fax numbers and pager numbers who will be available for immediate contact in emergency or service impairing situations.

[*], Sprint may terminate for convenience Maintenance Services upon written notification from Sprint provided that SAIC has provided a similar notice to Sprint. Continuation of Maintenance Services after the expiration of the applicable no-charge warranty period is an option that may be exercised by [*] In the event [*] Prices shall be set in accordance with pricing Attachment (I).

8.2	License Separation

Sprint’s right to Use the Software shall not be conditioned upon the ordering of Maintenance Services by Sprint. Cancellation or termination of Maintenance Services by Sprint will not terminate or otherwise affect the license granted under this Exhibit.

Sprint-Sycamore Proprietary Information	15

8.3	Repair and Replacement Equipment/Hardware and Services – Emergency Service and Disaster

In addition to the provisions set forth under the [*], Disaster Recovery Support, Sycamore agrees, in the event of an emergency out-of-service condition, such as natural or man-made disaster occurring outside the normal course of business, affecting the Equipment/Hardware and Software furnished under this Exhibit, [*] to ship available [*] and/or provide associated [*] within [*] of [*] during the term of this Exhibit, including any options that may be exercised.

In order to schedule shipment of replacement Equipment/Hardware, Sprint may call the Sycamore Technical Assistance Center at [*] This Service will be available [*] a day and [*] days a week. For Equipment/Hardware under warranty, there will be [*] and transportation costs will be borne by [*] For Equipment/Hardware not under warranty, [*] with Sprint for said Equipment/Hardware or if no such Exhibit exists, at a price agreed to by Sycamore and Sprint. Transportation costs [*].

8.4	Repair and Replacement Parts and Services – [*]

Sycamore agrees to offer for sale to Sprint, [*] of the Equipment/Hardware, whichever is later, Equipment/Hardware, functionally equivalent maintenance, replacement, and repair parts (“Parts”) for the material covered under this Exhibit [*] or, if no such Exhibit exists, [*] If the parties fail to agree on a price, the price shall be [*]. These Parts shall be [*].

In the event Sycamore fails to supply such Parts or Sycamore is unable to obtain another source of supply for Sprint, then such failure or inability shall be [*] All such information, right or licenses shall be provided with [*]. The technical information includes, by example, and not by way of limitation: (a) [*], (b)[*], (c) [*], and (d) [*].

Sycamore agrees to offer for sale to Sprint, during the term of this Exhibit (including any options which may be exercised) or [*] of the Equipment/Hardware, whichever is later. Equipment/Hardware, Maintenance Services, including Software fixes, for the Deliverables covered under this Exhibit at the price set forth in [*] or, if no such Exhibit exists, at a price [*] If the parties [*], the price shall be [*].

8.5	Disposition of Recurring No-Trouble-Found (NTF) Returns

The same Equipment/Hardware shall not be returned by Sycamore to Sprint with the notation no-trouble-found (NTF) [*]. [*] that Equipment/Hardware has been classified by Sycamore as NTF, Sycamore shall ship a different reconditioned replacement rather than the previously shipped reconditioned replacement to Sprint for the NTF Equipment/Hardware [*].

8.6	Failure Mode Analysis of Failed NTF Components

Sycamore shall perform failure mode analysis on components with a persistent history of failure and NTF components to determine the specific cause of the component failure. The results of this analysis and planned corrective action shall be provided to Sprint [*] of the completion of the analysis.

[*].

Sprint-Sycamore Proprietary Information	16

Sycamore agrees to provide Sprint or its third party designees the materials and Services upon the terms and conditions of this Exhibit and upon such further terms and conditions as may be mutually agreed upon [*]. Sycamore agrees to [*] and agrees not to [*].

8.8	Technical Support

Ongoing technical support via telephone and/or the Internet to Sprint will be at no charge during the warranty period and shall include but not be limited to the following: (a) answering technical questions; (b) explaining proper operation procedures for material; (c) providing up-to-date information on the status of material returned to Sycamore for repair; (d) quoting and explaining any repair or replacement charges for material. Sycamore’s telephone technical support may be obtained by calling [*].

Sprint shall be entitled to ongoing technical support, provided, however, that the availability or performance of this technical support service shall not be construed as altering or affecting Sycamore’s obligations as set forth in the various warranty clauses or elsewhere provided for under this Exhibit. Ongoing technical support via telephone will be at no charge during the warranty period and is as follows:

•	[*].

•	5x8 Technical Support for all non-”Critical” service requests during Manufacturer’s normal business hours: 8:30 a.m. – 5:30 p.m. EST Monday through Friday, excluding Manufacturer Holidays, via the Technical Assistance Center (TAC). [*].

8.9	Enhancements

Under Maintenance Services, Sycamore shall provide to Sprint, [*].

8.10	Compatibility Identification

Sycamore shall identify the impact, if any, to its Equipment/Hardware components or existing Software when any of its Sycamore products are added or Enhancements made.

8.11	Problem Avoidance

Sycamore shall notify Sprint of Software Upgrades or known Software problems which have solutions applicable to Sprint’s Use of Software. Sycamore will discuss these with Sprint to determine the appropriate course of action. Sycamore shall not install any Software monitoring device, which could disable Software or restrict Sprint’s or Sprint’s customers’ right to Use the Software.

8.12	Backwards Compatibility Warranty

Sycamore warrants that any Equipment/Hardware and/or Software will be compatible with any Software Feature Enhancements or Equipment Feature Enhancements so that no changes are required to obtain the full functionality and compliance with the Specifications that existed:

(i)	[*].

(ii)	[*].

Sprint-Sycamore Proprietary Information	17

before the installation of the Software Feature Enhancements or the Equipment Feature Enhancements.

Sycamore also warrants that any Software Feature Enhancements or Equipment Feature Enhancements will be [*].

9	Software

9.1	Design Tools, Element Management & Operating System Software

Sycamore grants a nonexclusive, nontransferable license to use the object code form of the Software products solely for Sprint’s internal business purposes (including, without limitation, in conjunction with Sprint’s provision of services to its end-user customers) on or in conjunction with the hardware product with which it was originally delivered, such license to be subject to Sprint’s timely payment in full of the purchase price for such Software and related hardware products. Sprint is only authorized to reproduce a reasonable number of copies of the Software products solely for backup purposes. Sprint is hereby prohibited from otherwise copying or translating, modifying or adapting the Software products or incorporating in whole or any part in any other product or creating derivative works based on all or any part of the products.

9.2	License Grant

To enable Sprint to market and distribute the Software, Sycamore grants to Sprint during the Term of this Exhibit the right to sublicense the Software in object code form to SAIC and its end-user customers under the Prime Contract, as sublicensees, for their internal use only by means of a written nonexclusive, transferable license to use the object code form of the Software products solely for Sprint’s internal business purposes or for the internal business purposes of SAIC and its end user customers under the Prime Contract (including, without limitation, in conjunction with Sprint’s or SAIC’s provision of services to its end-user customers under the Prime Contract) on or in conjunction with the Equipment/Hardware with which it was originally delivered, such sublicense to be subject to Sprint’s timely payment in full of the purchase price for such Software and related Equipment/Hardware products and provided that all the restrictions on use included in this Section are included in the license granted to SAIC by Sprint. Sprint is only authorized to reproduce a reasonable number of copies of the Software products solely for backup purposes. Sprint is hereby prohibited from otherwise copying or translating, modifying or adapting the Software products or incorporating in whole or any part in any other product or creating derivative works based on all or any part of the products. Sprint is not authorized to license others to reproduce any copies of the Software products, except as expressly provided in this Exhibit. Sprint agrees to ensure that all copyright, trademark and other proprietary notices of manufacture affixed to or displayed on the Software products will not be removed or modified. Sprint shall not decompile, disassemble or reverse engineer the licensed s/w or any component thereof, except as may be permitted by applicable law, in which case Sprint must notify Sycamore in writing and manufacturer may provide review and assistance.

9.2.1	License Fee

Fees for the license of the Software and the maintenance of the Software are designated in pricing Attachment (I).

Sprint-Sycamore Proprietary Information	18

9.3	Software and Programming Aids

On the delivery date, Sycamore shall furnish to Sprint, at no additional charge or fee, at least the following basic items:

a) Object program (the fully compiled or assembled series of instructions, written in machine language, ready to be loaded into the computer that guides the operation of the computer) stored in a Medium compatible with the Equipment/Hardware described in the Order;

b) Program implementation and user instructions and required procedures;

c) The Software Specifications, if any, as well as the required machine configuration;

d) Any related material Sycamore may have which is necessary or useful for the full implementation and Use of the Software and which Sycamore normally furnishes to users of the Software without additional charge or fee.

e) Five (5) copies of the Software CD’s provided at no additional charge to Sprint solely for testbed purposes. “Testbed purposes” shall mean EIE. Sprint agrees that this copy shall not be used for production purposes.

9.4	Source Programs and Technical Documentation

Sycamore shall, at Sprint’s request, enter into an Escrow Agreement to safeguard Sycamore’s Software Specifications and source program at any time during the duration of this Exhibit. Both parties shall negotiate in good faith such Escrow Agreement under this Exhibit. In the absence of such Escrow Agreement, there will be no transfer of source code.

10	Labor Relations

Sycamore shall be responsible for Sycamore’s own labor relations with any labor organization either representing or seeking to represent Sycamore’s employees and shall negotiate and seek to adjust all disputes between Sycamore and Sycamore’s employees or any union representing Sycamore’s employees. Except as otherwise provided in this clause, and subject to the terms under this Exhibit, Sycamore may freely enter into any subcontract with any union representing employees employed by Sycamore to perform the duties contemplated by the requirements under this Exhibit. Sycamore shall enter into no subcontract that purports to obligate Sprint to any such union, either as successor or assignee of Sycamore, or in any other way, on the termination of this Exhibit, or at any other time. Sycamore warrants that Sycamore is not a party to any existing union subcontract purporting so to obligate Sprint.

11	Technical and Sycamore Representatives

The following authorized representatives are hereby designated for this Exhibit:

SYCAMORE:		SPRINT:

TECHNICAL:	Mr. Byran Mitchell	TECHNICAL:	Ms. Artt Smith

SUBCONTRACTUAL:	Mr. Michael Reardon	SUBCONTRACTUAL:	Mr. Harold Johnson

Sprint-Sycamore Proprietary Information	19

11.1	Changes

Sprint may, by written notice to Sycamore at any time before completion of this Exhibit, make changes within the general scope of this Exhibit in any one of the following: (a) drawings, designs, or specifications; (b) quantity; (c) place of delivery; (d) method of shipment or routing; and (e) make changes in the amount of Sprint-furnished property. If any such change causes a material increase or decrease in the prices included in the Exhibit or a specific Order or the time required for the performance of any part of the Work under this Exhibit, Sprint shall [*], and shall [*] from Sprint or from the [*]. Failure to agree to any adjustment shall be a dispute under the Disputes clause referenced in this Exhibit. Sycamore will proceed with the work as changed without interruption and without awaiting settlement of any such claim if Sprint is directed by SAIC and the Government in writing and so directs Sycamore.

12.0	Disclosure

Except as required by law or regulation, Sycamore shall not disclose information concerning the work or subject matter of this Exhibit to any third party, unless such disclosure is necessary for the performance of the Exhibit effort. No news releases, public announcement, denial or confirmation of any part of the subject matter of this Exhibit or any phase of any program hereunder shall be made without prior written consent of Sprint. The restrictions of this paragraph shall continue in effect upon completion or the parties may mutually agree upon termination of this Exhibit for such period of time as in writing. In the absence of a written established period, no disclosure is authorized. Failure to comply with the provisions of this Clause may be cause for termination of this Exhibit.

13.0	Insurance

Without prejudice to Sycamore’s liability to indemnify Sprint as stated in the INDEMNIFICATION provision of this Exhibit, Sycamore shall procure, at its expense, and maintain for the duration of the Exhibit, the insurance policies described below with financially responsible insurance companies, reasonably acceptable to Sprint, with policy limits not less than those indicated below. Notwithstanding any provision contained herein, Sycamore, and its employees, agents, representatives, consultants and lower-tier Sycamore and Sycamores, are not insured by SAIC, and are not covered under any policy of insurance that Sprint has obtained or has in place.

Special Provisions Applicable to Sycamore’s Insurance coverage:

Additional Insured - Sycamore shall have all policies, except workers’ Compensation and Employer’s Liability, endorsed to name Sprint as an Additional Insured with respect to the Work to be performed by Sycamore.

Waiver of Subrogation - Sycamore shall have all policies endorsed to waive the insurer’s rights of subrogation in favor of Sprint.

Adequacy of Insurance Limits - The insurance coverage limits stated below are minimum coverage requirements, not limits of liability, and shall not be construed in any way as Sprint’s acceptance of responsibility of Sycamore.

Certificates of Insurance - Prior to commencement of any Work under this Exhibit, Sycamore shall furnish Sprint with Certificates of Insurance, in ISO ACCORD form, evidencing the insurance coverage required in this Exhibit and containing the following information:

•	Identify Sprint as an “Additional Insured” with respect to all policies except Workers’ Compensation and employers’ liability.

Sprint-Sycamore Proprietary Information	20

•	State that all policies have been endorsed to waive subrogation in favor of Sprint.

•	State that [*]

Work Within 50’ of a Railroad - Exclusion deleted. (If applicable due to performance of Work within 50 feet of a railway)

14.0	Releases Void.

Neither party shall require (i) waivers or releases of any personal rights or (ii) execution of documents which conflict with the terms under this Exhibit, from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding.

14.1	Coverage

Workers’ Compensation - Insurance for statutory obligations imposed by law including, where applicable, [*].

Employers Liability - Insurance with limits of [*] for bodily injury by accident and [*] for bodily injury by disease, including, if applicable, maritime coverage endorsement.

Commercial General Liability - (Standard ISO occurrence form)—including products and completed operations coverage, full fire legal liability and Sycamore liability, with a per occurrence limit of [*].

Business Auto Liability - Coverage for bodily injury and property damage liability for all owned, hired or non-owned vehicles, with an each accident limit of [*].

15.0	Indemnification

(a) Each Party (the “indemnifying party”) shall indemnify and save harmless the other party (the “indemnified party”) and their officers, directors, and employees, from and against any and [*] incurred by the indemnified party in the defense of any such Claim or the enforcement of this Section.

(b) The indemnified party shall promptly notify the indemnifying party of any Claim which is covered by this indemnification provision and shall, at its option, authorize representatives of the indemnifying party, at the indemnifying party’s sole cost and expense, to settle or defend any such Claim and to represent the indemnified party in, or to take charge of, any litigation or other form of dispute resolution in connection therewith.

16.0	Infringement Indemnity

Subject to the limitations below, and as Sprint’s sole and exclusive remedy, Sycamore agrees to (a) assume the defense of Sprint against all claims brought by a 3rd party and all judicial or governmental actions that the products as delivered by Sprint infringe or misappropriate any U.S. patent rights, copyrights, trade secrets or trademarks of such 3rd party, and (b) to indemnify and

Sprint-Sycamore Proprietary Information	21

hold Sprint harmless from and against all final awards of damages in favor a 3rd party based upon claims and judicial or governmental determinations that the products as delivered by Sycamore infringe or misappropriate any U.S. patent rights, copyrights, trade secrets, or trademarks of such 3rd party. Sycamore’s obligation hereunder is predicated upon Sprint’s prompt notification to Sycamore of any actual or threatened claim, Sprint’s reasonable cooperation in the defense thereof and the granting to Sycamore of the sole control over the defense or settlement of the claim. In the event the use or sale of all or any portion of the products is enjoined, or in Sycamore’s judgment may be enjoined, as a result of a suit based on alleged infringement or misappropriation of the 3rd party intellectual property rights, Sprint agrees to either: (a) procure for Sprint the right to continue to use the product, or (b) replace or modify the infringing or misappropriating product so that it becomes non-infringing. In the event that the foregoing alternatives cannot be reasonably accomplished by Sycamore, Sycamore shall direct Sprint to [*] The foregoing shall not apply: (a) to any designs, specifications, or modifications originating with or requested by Sprint, or (b) to the combination of any product with other equipment, software or products not supplied by Sycamore if such infringement or misappropriation would not have occurred but for such combination, or (c) Sprint’s failure to install and update provided at no additional charge, where the update would have avoided the infringement claim.

17.1	Limitation of Liability

A. General. Except for liability arising out of (1) [*] or (2) [*] the liability of each Party to the other for all damages arising out of or related to this Exhibit, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, will be limited to and will not exceed, in the aggregate for all claims, actions and causes of action of every kind and nature, [*] period (the “Aggregate Damages Limit”).

B. Limitation on Other Damages. Except for liability arising out of (1) [*] or (2) [*] in no event will the measure of damages payable by either Party include, nor will either Party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, even if such Party ahs been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

17.0	Proprietary Information

Protection of Proprietary Information of either Party shall be in accordance with the provisions of the Reseller Agreement. [*] shall be required to enter into a separate Non- Disclosure Agreement included herein as Attachment IX.

18.0	Disputes

Any dispute not disposed of in accordance with the “Disputes Clause” of Attachment III, if any, shall be resolved in accordance with the terms of the Exhibit.

Pending any decision, appeal or judgment referred to in this provision or the settlement of any dispute arising under this Exhibit, Sycamore shall proceed diligently with the performance under this Exhibit.

19.0	Default

Sprint may, by written notice of default to Sycamore, terminate the whole or any part of this Exhibit in any one of the following circumstances: (i) if Sycamore fails to make progress in the

Sprint-Sycamore Proprietary Information	22

Work so as to endanger performance or (ii) if Sycamore fails to perform any of the other provisions under this Exhibit in accordance with its terms, and in either of these two circumstances does not cure such failure within a period of [*] (or such longer period as Sprint may authorize in writing) after receipt of notice from Sprint specifying such failure; or (iii) Sycamore becomes insolvent or the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits in writing its inability to pay its debts as they become due.

If this Exhibit is so terminated, Sycamore shall submit a final termination settlement proposal to Sprint. Sycamore shall submit the proposal promptly but no later than [*] from the effective date of the termination. If Sycamore fails to submit the proposal within the time allowed, Sprint may determine the amount, if any, due Sycamore because of the termination. The amount will be determined as follows: (i) An amount for direct labor hours determined by multiplying the number of direct labor hours expended before the effective date of termination by the hourly rates, less profit, in the Schedule, less any hourly rate payments already made to the Sycamore; (ii) An amount for material expenses incurred before the effective date of termination, not previously paid to Sycamore.

Sycamore shall transfer title and deliver to Sprint, in the manner and to the extent requested in writing by Sprint at or after termination such complete articles, partially completed articles and materials, parts, tools, dies, patterns, jigs, fixtures, plans, drawings, information and subcontract rights as Sycamore has produced or acquired for the performance of the terminated part under this Exhibit, and Sprint will pay Sycamore the Exhibit price for complete articles delivered to and accepted by Sprint and the fair value of the other property of Sycamore so requested and delivered.

Sycamore shall continue performance under this Exhibit to the extent not terminated. Sprint shall have no obligations to Sycamore with respect to the terminated part of this Exhibit except as herein provided. In case of Sycamore’s default, Sprint’s rights as set forth herein shall be in addition to Sprint’s other rights although not set forth under this Exhibit.

Sycamore shall not be liable for damages resulting from default due to causes beyond the Sycamore’s control and without Sycamore’s fault or negligence, provided, however, that if Sycamore’s default is caused by the default of a lower-tier Sycamore, such default must arise out of causes beyond the control of both Sycamore and lower-tier Sycamore without the fault or negligence of either of them and, provided further, the supplies or services to be furnished by the Sycamore or lower-tier Sycamore were not obtainable from other sources.

20.0	Exhibit Closeout

Within sixty (60) calendar days after the end of the period of performance for all of the Equipment/Hardware and Services to be procured herein, as described in the Attachment I, Statement of Work, Sprint will issue to Sycamore an Exhibit Closeout Package. The Package will include, as applicable, Sycamore Release of Claims; Sycamore’s Assignment of Refunds, Rebates, Credits, and Other Amounts; Exhibit Patents Report; and any other documentation or request for information considered necessary by Sprint to closeout this Exhibit.

Sycamore agrees to submit all information and documentation, including a FINAL invoice bearing the statement, “This FINAL invoice was prepared using rates stipulated in the Exhibit” as required by the Exhibit Closeout Package within twenty (20) calendar days of the date of the Package or such longer period as specified by Sprint. The parties further agree if the information and documentation submitted by Sycamore is found acceptable by Sprint, with or without

Sprint-Sycamore Proprietary Information	23

negotiations (the necessity for which shall be solely determined by Sprint), to be bound by Sycamore’s closeout submission as the final Exhibit between the parties with respect thereto.

In the event Sycamore fails to submit the required closeout information and documentation in a timely manner, such failure shall constitute Sycamore’s express agreement that the amounts paid to date by Sprint pursuant under this Exhibit, as determined by Sprint’s records, constitute the full, complete and final extent of Sprint’s financial obligation to Sycamore, that Sycamore does forever fully and finally remise, release, and discharge Sprint, its officers, agents and employees, of and from any and all liabilities, obligations, claims, and demands whatsoever arising under or relating to this Exhibit, and that Sycamore expressly authorizes Sprint to rely on the foregoing representations and release in connection with Sprint’s closeout of or other actions taken with respect to Sprints subcontract with SAIC.

21.0	Non-Waiver of Rights

The failure of either party to insist upon strict performance of any of the terms and conditions under the Exhibit, or to exercise any rights or remedies, shall not be construed as a waiver of its rights to assert any of the same or to rely on any such terms or conditions at any time thereafter. The invalidity in whole or in part of any term or condition under this Exhibit shall not affect the validity of other parts hereof.

22.0	Order of Precedence

The documents listed below are hereby incorporated by reference. In the event of an inconsistency or conflict between or among the provisions of this Exhibit, the inconsistency shall be resolved by giving precedence in the following order:

(1)	[*]

(2)	Attachment I [*]

(3)	Attachment II [*]

(4)	Attachment III [*]

(5)	Attachment IV [*]

(6)	Attachment V [*]

(7)	Attachment VI [*]

(8)	[*]

(9)	[*]

(10)	Attachment VII [*]

(11)	Attachment VIII [*]

(12)	Attachment IX [*]

Sprint-Sycamore Proprietary Information	24

23.0	Export Control Compliance for Foreign Persons

The subject technology under this Exhibit (together including data, services, and Equipment/Hardware provided hereunder) may be controlled for export purposes under the International Traffic in Arms Regulations (ITSR) controlled by the U.S. Department of State or the Export Administration Regulations (EAR) controlled by the U.S. Department of Commerce. ITAR controlled technology may not be exported without prior written authorization and certain EAR technology requires a prior license depending upon its categorization, destination, end-user and end-use. Exports of any U.S. technology to Iran, Iraq, Libya, North Korea, Sudan, Cuba, and other destinations under U.S. sanction or embargo are forbidden.

Access to certain technology (“Controlled Technology”) by Foreign Persons (working legally in the U.S.), as defined below, may require an export license if the Controlled Technology would require a license prior to delivery to the Foreign Person’s country of origin. Sycamore is bound by U.S. export statutes and regulations and shall comply with all U.S, export laws. Sycamore shall have full responsibility for obtaining any export licenses or authorization required to fulfill its obligations under this Exhibit.

Sycamore hereby certifies that all Sycamore employees who have access to the Controlled Technology are U.S. citizens, have a valid green card or, have been granted political asylum or refugee status in accordance with 8 U.S.C. 1324b(a)(3). Any non-citizens who do not meet one of these criteria are “Foreign Persons” within the meaning of this clause and have been authorized under export licenses to perform their Work hereunder.

IN WITNESS WHEREOF, the parties have caused this Exhibit to be executed in duplicate and incorporated into the Reseller Agreement by their duly authorized representatives as of the effective date written below.

SYCAMORE NETWORKS, INC.		SPRINT COMMUNICATIONS COMPANY, L.P.

By:		By:

Name:		Name:	Harold T. Johnson

Title:		Title:	Group Manager, Strategic Sourcing

Effective Date:	February 25, 2004	Date:

Sprint-Sycamore Proprietary Information	25